UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Sanchez Energy Corporation
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Pearl Meyer, LLC, independent compensation consultant of the Compensation Committee of the Board of Directors of Sanchez Energy Corporation (the “Company”), sent the following email (the “Email”) to a representative of certain Company stockholders.  The document immediately following the Email was included as an attachment (the “Attachment”) to the Email.

EMAIL:

Subject: Sanchez Executive Pay Program Discussion – Issues and Concerns Discussed Today

Date: May 3, 2018

Mr. Ruiz,

Thanks for your time today and the opportunity to talk to you about the recent efforts and current initiatives centered on compensation issues, philosophy and governance at Sanchez Energy.  We, and I believe the Compensation Committee, are committed to improve the pay governance processes at Sanchez, focused on the improving the alignment of pay to performance.

Since we are responsible to the Company’s Compensation Committee as it’s designated independent compensation advisor, and have established that independence according to the regulatory standards, I felt it necessary to reach out to Gilbert Garcia the Chairman of the Compensation Committee to get his approval to share the attached.  I have done so.   While the attachment covers the areas discussed in the new proxy, it goes into a bit more detail about the challenges and the focus of the initiative that will surely run into 2019.

The purpose of the call Monday from Gilbert, the Committee’s legal counsel, Pearl Meyer and Shane Maher was to formally communicate the Committee’s commitment to work in the initiatives underway and to address the formality of the linkage of pay to performance, ensure the reasonableness of the equity awards and overall pay outcomes are better aligned with those of its shareholders.  Sean was there to address the outreach to the Company’s investors done in the past 3-6 months.  Tony was there to communicate the importance of maintaining the NOL pill – its purpose not being to entrench the Board – which is the only focus of ISS in its watchdog role.

The new LTI award structure was the first equity program with performance objectives set out in the beginning of the performance period as opposed to negotiated without a formal set of measures.   Also addressing burning and dilution of shares at the current share price, please note that awards are not dollar based – they are share based but half are paid in cash.  The award being denominated in a fixed number of shares is much more share price denominated that just awarding $xx in the grant value.  As mentioned, then half of those earned are paid in cash.  This mix will continue to be evaluated consistent with the Company’s ability to cash out the awards, using or burning fewer shares until the share price rebounds and there is more purchasing power in the share pool.

I will also relay the other concerns about the use of shares, the historic level of the awards absent performance and also the philosophy that superlative stock price performance is the best basis for over-market awards where everyone is a winner.  As mentioned if you would like to have this conversation again over the attachment or any related issues, we are available as is Gilbert Garcia to communicate the commitment to this initiative. Other concerns are also noted and will be passed on to the Committee.

Please contact me or reach out to Mr. Garcia if you or any of the other shareholders have questions.

Best regards,

Ed

Ed McGaughey

Managing Director

ATTACHMENT:

Areas to be Discussed with ISS – May 1st, 2018 Update Call

The purpose of the call is to discuss the positive actions the Compensation Committee has undertaken since its re- formulation and the stepped up engagement in and management of the compensation governance processes which began in late 2017, some of which are set out in the Company’s proxy filed the week before last.   We would like to cover some of the actions taken as well as those underway listed below:

-                                           Right-sizing our peer group and improving alignment to the market

o     Peer group developed in the summer by former advisor had a median revenue of almost 3x Sanchez

o     Was as the previous peer group chosen on their operating footprints only and not sized

o     Peer group was not reflective of what would align with the Committee’s Charter and proper benchmarking and pricing practices

o     Level of LTI awards were brought within the middle band of the market for 2018 with the objective of taking them to market median grant levels in 2019

o     Monitoring total pay and continuing tie-back to stock price performance to be reflected in realized and realizable pay

-                                           Requiring specific quantitative accomplishments to justify the annual bonus payments made in 2018

o     Historically the executive awards were not formalized up-front but based on a holistic view of operating performance, deals made and performance levels attained

o     Management provided a report card to the Committee of accomplishments

o     Determination of level of payout was discussed and determined qualitatively

o     2018 Committee objective is to add more process to formalize the plan and its parameters in advance of the plan year providing a framework to take the subjectivity out of the process except for a discretionary fixed percentage

-                                           Implementing a more common committee approach, consistent with its Charter to be actively engaged in

o     Working with management to establish performance measures before the approval of the upcoming structuring of the plan for the coming grant year

o     Engaging the outside advisor to work with management to assess underlying compensation administration systems associated with salary grading, grant administration and incentive compensation planning and to enhance the frequency and the content of the interchanges in the pay for performance planning processes

o     Design of framework for LTI goal setting, scoring and review of goal setting process in advance of 2018 equity awards, for the first time, all done with Committee approval in advance of the grant agreements going out

o     Formulating a more comprehensive assessment vehicle for CEO performance, succession board and Committee self-assessments

-                                           Putting in place up-front plan metrics for the long-term incentive plan, with grant values more contingent on performance outcomes which had previously been discretionary with the exception of the share priced metrics

o     Reducing the level of the equity grants to within market range and increasing the mix for performance-based equity to time-based – step 1 done for 2018 grants further market alignment is planned for 2019

o     Making all of the awards share denominated to continue to make them sensitive to SN stock price performance as well as the performance conditions of the grants

-                                           Stepping up materially, the outreach to investors and shareholders

o     Improving layout and readability and, more importantly, the ties set out in the CD&A of pay to performance

o     Conducted numerous meetings with investors reaching out for their input and specific concerns – to be covered in the call

-                                           Putting in place a formal calendar for management to prepare formal and quantitative plan mechanics and measures in the beginning of the plan year as opposed to the historically (primarily) negotiated process